As filed with the Securities and Exchange Commission on October 31, 2022

Registration No. 333-172257

Registration No. 333-194885

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-172257

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-194885

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PZENA INVESTMENT MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-8999751
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Pzena Investment Management, Inc.

320 Park Avenue

New York, New York 10022

(212) 355-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jessica R. Doran

Chief Financial Officer

Pzena Investment Management, Inc.

320 Park Avenue

New York, New York 10022

(212) 355-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott Golenbock, Esq.

Brett Nadritch, Esq.

Milbank LLP

55 Hudson Yards

New York, New York 10001

(212) 530-5000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”) filed by Pzena Investment Management, Inc. (the “Company”):

•

The Registration Statement on Form S-3 (Registration Statement No. 333-172257), filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2011, registering 40,114,701 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), as amended December 27, 2011, as further amended on January 25, 2012.

•

The Registration Statement on Form S-3 (Registration Statement No. 333-194885), filed with the SEC on March 28, 2014, registering $150,000,000 in shares of Common Stock, shares of Preferred Stock, debt securities, guarantees of debt securities, subscription rights, purchase contracts, purchase units, and warrants, and 39,173,367 shares of Common Stock, as amended on April 25, 2014.

The Company is no longer issuing securities under the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all securities that were registered under the Registration Statements and remain unissued thereunder.

On October 31, 2022, the Company merged with and into Panda Merger Sub, LLC pursuant to Section 264 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act (the “Merger”), with Panda Merger Sub, LLC emerging as the surviving company (the “Transaction”).

In connection with the Transaction, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Transaction, if any.

The foregoing description of the Transaction contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC by Pzena Investment Management, Inc. on October 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on October 31, 2022. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

PZENA INVESTMENT MANAGEMENT, INC.

By:	/s/ Jessica R. Doran
Name: Jessica R. Doran
Title:	Chief Financial Officer